EXHIBIT 14

CODE OF ETHICS

I.             OVERVIEW

Mercantile Bank Corporation’s Code of Ethics (“Code”) sets forth the guiding principles by which we operate our company and conduct our daily business with our shareholders, customers, vendors and with each other.  These principles apply to all of the directors, officers and employees of Mercantile Bank Corporation and all of its subsidiaries (referred to as the “Company” or “Mercantile”).

II.            PRINCIPLES

Complying with Laws, Regulations, Policies and Procedures

All directors, officers and employees of Mercantile are expected to understand, respect and comply with all of the laws, regulations, policies and procedures that apply to them in their position with Mercantile.  Employees are responsible for talking to their managers or compliance officer to determine which laws, regulations and Mercantile policies apply to their position and what training is necessary to understand and comply with them.

Conflicts of Interest

All directors, officers and employees of Mercantile should be scrupulous in avoiding any action or interest that conflicts or gives the appearance of a conflict with Mercantile’s interests.  A “conflict of interest” exists whenever an individual’s private interests (or the interest of a member of his or her family) interfere or conflict in any way (or even appear to interfere or conflict) with the interests of Mercantile.  A conflict situation can arise when an employee, officer or director (or a member of his or her family) takes action or has interests that may make it difficult to perform his or her work for Mercantile objectively and effectively.  Conflicts of interest may also arise when a director, officer, or employee or a member of his or her family receives improper personal benefits as a result of his or her position with Mercantile, whether from a third party or from Mercantile.  The directors, officers and employees of Mercantile are encouraged to utilize Mercantile’s products and services, but this must be done on an arm’s length basis.

Conflicts of interest are prohibited as a matter of Mercantile policy.  Conflicts of interest may not always be clear-cut, so if a question arises, an officer or employee should consult with their supervisor or manager and a director should consult with the CEO.  Any employee, officer or director who becomes aware of a conflict or potential conflict should bring it to the attention of a supervisor, manager or the Human Resource Department.

Corporate Opportunity

Directors, officers and employees are prohibited from (a) taking for themselves personally (or for the benefit of friends or family members) opportunities that properly belong to Mercantile or are discovered through the use of corporate property, information, or position; (b) using corporate property, information or position for personal gain; and (c) competing with the Company.  Directors, officers and employees owe a duty to Mercantile to advance Mercantile’s legitimate interests when the opportunity to do so arises.

Confidentiality

Directors, officers and employees must maintain the confidentiality of confidential information entrusted to them by Mercantile or its suppliers or customers, except when disclosure is specifically required by laws, regulations, or legal proceedings.  Confidential information includes all non-public information that might be of use to competitors of Mercantile or harmful to the customers or employees of Mercantile if disclosed.

Fair Dealing

We seek to outperform our competition fairly and honestly.  We seek competitive advantages through superior performance, never through unethical or illegal business practices.  Stealing proprietary information, possessing or utilizing trade secret information that was obtained without the owner’s consent or inducing such disclosures by past or present employees of other companies is prohibited.

Each director, officer and employee is expected to deal fairly with Mercantile’s customers, suppliers, competitors, officers and employees.  No director, officer or employee should take unfair advantage of anyone through manipulation, concealment, abuse of privileged information, misrepresentation of material facts or any other unfair dealing.

Protection and Proper Use of Assets

All directors, officers and employees should protect Mercantile’s assets and ensure their efficient use.  All Mercantile assets should be used for legitimate business purposes.

Cooperation with Auditors and Government Officials

From time to time Mercantile may conduct internal audits or investigations.  These audits may be conducted by designated personnel of Mercantile or by Mercantile’s outside accountants, attorneys, or investigators.  You should cooperate fully and completely if you are questioned in an internal investigation.  If you have any question about the identity or the authority of the person conducting the audit or investigation, you should contact Mercantile’s Human Resources Director or your immediate supervisor.

Mercantile’s practice is to cooperate with bank regulators, law enforcement officials, and other governmental authorities who are authorized to conduct an examination or investigation involving the company.  It is important, however, that we follow proper procedures to protect our customers’ expectations of confidentiality.  If you are contacted by a bank regulator or other governmental employee, you should immediately tell Mercantile’s Human Resources Director and your immediate supervisor about the information request.  They will determine who should respond to the request.  While Mercantile wishes to cooperate with government investigations, we will do so only after it has been determined that the investigator has proper authority to conduct the investigation.

Public Company Reporting

As a public company, it is of critical importance that Mercantile’s filings with the Securities and Exchange Commission be accurate and timely.  Depending on their position with the Company, an employee, officer or director may be called upon to provide necessary information to assure that the Company’s public reports are complete, fair and understandable.  Mercantile expects employees, officers and directors to take this responsibility very seriously and to provide prompt accurate answers to inquiries related to Mercantile’s public disclosure requirements.

Financial Statements and Other Records

All of the Company’s books, records, accounts and financial statements must be maintained in reasonable detail, must appropriately reflect the Company’s transactions and must conform both to applicable legal requirements and to the Company’s system of internal controls.  Unrecorded or “off the books” funds or assets should not be maintained unless permitted by applicable law or regulation.  Records should always be retained or destroyed according to the Company’s record retention policies.

III.           Reporting Illegal or Unethical Behavior and Accounting Complaints

Employees, officers and directors who suspect or know of violations of this Code or illegal or unethical business or workplace conduct by employees, officers or directors have an obligation to contact either their supervisor or superiors or Mercantile’s Internal Audit Department.  If the individuals to whom such information is conveyed are not responsive, or if there is a reason to believe that reporting to such individuals is inappropriate in particular cases, then the employee, officer or director may utilize the “Business Conduct Contact Form”, found on Mercantile’s website under “About, Investor Relations, Overview, Governance Documents”, to report such information.  If the employee is still not satisfied with the response, the employee may contact the Audit Committee of the Board of Directors of the Company.  If concerns or complaints require confidentiality, then this confidentiality will be protected to the extent feasible, subject to applicable law.

Non-Retaliation

Mercantile prohibits retaliation of any kind against individuals who have made good faith reports or complaints of violation of the Code or other known or suspected illegal or unethical conduct.

IV.          Amendment, Modification and Waiver

This Code may be amended or modified by the Board of Directors of Mercantile.  Waivers of the Code may only be granted on the recommendation of the Audit Committee of the Board of Directors or a committee of the Board with specific delegated authority.  Waivers will be disclosed to shareholders as required by the Securities Exchange Act of 1934 and the rules there under and the applicable rules of NASDAQ.